Exhibit No. 99.1.
September 5, 2008
Dear Fellow Shareholder,
On September 3, the Board of Directors of LNB Bancorp, Inc. declared a quarterly cash dividend of $0.09 per share on its common stock, payable October 1, 2008 to shareholders of record at the close of business on September 15, 2008. This cash dividend reflects a reduction from the previous $0.18 per share quarterly dividend paid to LNB shareholders.
The decision to reduce the dividend is consistent with the difficult decision the LNB Board of Directors made in the second quarter of this year to make an increased provision for loan losses. The Board of Directors recognizes that quarterly dividends are important to you, our shareholders. In today’s volatile economic and credit environment and with continuing uncertainty about the future, these decisions represent appropriate and prudent steps to preserve capital and build our reserves through these challenging times.
While the board has taken these tough actions, the company also reported significant progress in growing the core earnings of the company with solid gains in net interest and fee income in the second quarter. This strong core operating performance is the direct result of the significant strategic investments made by the company over the past three years. These investments included adding new offices in high growth areas of Lorain County and expanding our presence in adjoining Cuyahoga County and acquiring Morgan Bank of Hudson in northern Summit County.
All of these developments, including the decision to reduce our dividend, are intended to ensure the long-term success of LNB. By maintaining a strong capital position and sustaining positive revenue growth, we are positioning LNB to emerge from the current economic and credit downturn as a vibrant, competitive community bank of scale, poised for continued growth and success.
We are heartened by the core performance of our company, the dedication and commitment of our associates and your support as we continue to focus on building a successful company for the future.
Sincerely,
The Board of Directors of LNB Bancorp, Inc.

James R. Herrick, Chairman	Daniel E. Klimas, President& CEO	Benjamin G. Norton

James F. Kidd	J. Martin Erbaugh	Tom Perciak

Daniel P. Batista	Terry D. Goode	Jeffrey F. Riddell

Robert M. Campana	Lee C. Howley	John W. Schaeffer,M.D.

Kevin C. Martin	Dan Merkel	Donald F. Zwilling